NL REPORTS THIRD QUARTER RESULTS

DALLAS, TEXAS - November 3, 2008 - NL Industries, Inc. (NYSE:NL) today reported a net loss of $6.7 million, or $.14 per diluted share, in the third quarter of 2008 compared to a net loss of $16.0 million, or $.33 per diluted share, in the third quarter of 2007.  The Company’s results in the third quarter of 2008 include a noncash goodwill impairment charge of $10.1 million, or $.21 per diluted share, discussed below.  For the first nine months of 2008, NL reported a net loss of $3.1 million, or $.06 per diluted share, compared to a net loss of $11.8 million, or $.24 per diluted share, in the first nine months of 2007.

Net sales decreased 5% in both the third quarter and first nine months of 2008 compared to the same periods in 2007.  Net sales decreased principally due to lower order rates from most of CompX’s customers resulting from unfavorable economic conditions in North America, offset in part by the effect of sales price increases for certain products to mitigate the effects of higher raw materials costs.  Sales comparisons were also favorably impacted by relative changes in foreign currency exchange rates, which increased sales by $1.0 million for the year-to-date period and had a negligible effect for the quarter.  During the third quarter of 2008, we recorded a noncash impairment charge of $10.1 million for our marine components reporting unit.  Excluding this goodwill impairment charge, income from operations attributable to CompX increased $.7 million for the third quarter of 2008 as compared to the third quarter of 2007 primarily due to facility consolidation costs incurred during the third quarter of 2007, cost reductions and improved product mix, while operating income declined $1.8 million in the year-to-date period due to the unfavorable effect of lower sales.  Changes in foreign currency exchange rates positively impacted component products income from operations comparisons by $.3 million for the quarter and had a negligible effect for the year-to-date period.

Kronos’ net sales of $345.6 million in the third quarter of 2008 were $2.3 million, or 1%, higher than in the third quarter of 2007.   Kronos’ net sales of $1.1 billion for the first nine months of 2008 were $70.1 million, or 7%, higher than in the first nine months of 2007.  Kronos’ net sales increased in 2008 as the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $24 million for the quarter and $77 million in the year-to-date period, as well as higher average selling prices for the quarter, more than offset the effect of lower TiO2 sales volumes.  Kronos’ average selling prices were 6% higher in the third quarter of 2008 as compared to the third quarter of 2007.  Average selling prices were comparable for the year- to-date period.  The table at the end of this release shows how each of these items impacted the overall increase in sales.

Kronos’ income from operations for the third quarter of 2008 declined by 64% to $7.9 million compared to the same period in 2007 and declined 64% to $27.3 million for the nine months ended September 30, 2008 compared to the same period in 2007.  The decreases were driven by the decline in gross margin, which fell to 15% for the third quarter of 2008 compared to 19% for the third quarter of 2007 and 16% for the nine months ended September 30, 2008 compared to 20% for the same period in 2007. Gross margin decreased in the third quarter of 2008 compared to the third quarter 2007 due primarily to higher raw materials, energy and other manufacturing costs and lower TiO2 sales volumes, partially offset by higher average TiO2 selling prices.  Gross margin decreased in the first nine months of 2008 compared to the same period in 2007 due to higher raw materials, energy, and other manufacturing costs and lower TiO2 sales volumes.

Changes in currency exchange rates affected Kronos’ income from operations by increasing income from operations by approximately $1 million in the third quarter 2008 compared to the same period in 2007 and decreased income from operations by approximately $14 million for the first nine months of 2008 compared to the same period in 2007.

Kronos’ third quarter 2008 TiO2 sales volumes decreased 12% from the third quarter of 2007, with lower volumes in all markets.  Volumes were 3% lower in the year-to-date period, as higher volumes in export markets were more than offset by lower volumes in European and North America markets.  Kronos’ third quarter 2008 TiO2 production volumes were comparable to the third quarter of 2007.  Production volumes in the first nine months of 2008 were 1% higher as compared to the first nine months of 2007, with production volumes for the first nine months of 2008 setting a new record for Kronos.

Kronos’ income tax benefit in the first nine months of 2008 includes a $7.2 million (NL’s equity interest was $1.7 million, or $.03 per diluted share, net of tax) non-cash deferred income tax benefit related to a European Court ruling that resulted in the favorable resolution of certain income tax issues related to its German operations and an increase in the amount of its German corporate and trade tax net operating loss carryforwards.  Kronos’ provision for income taxes in the third quarter of 2007 includes (i) a non-cash charge of $90.8 million (NL’s equity interest was $21 million after tax or $.43 per diluted share) primarily related to the reduction in Kronos’ net deferred income tax asset in Germany resulting from the enactment of legislation reducing the income tax rates and (ii) a $1.1 million income tax benefit due to a net decrease in its reserve for uncertain tax positions.  Kronos’ income tax benefit in the first nine months of 2007 also includes an $8.7 million non-cash charge (NL’s equity interest was $2 million, or $.04 per diluted share, net of tax benefit) related to the adjustment of certain tax attributes of its German subsidiary.

Insurance recoveries relate to amounts we received from certain of our former insurance carriers, and are principally associated with the recovery of prior lead pigment litigation defense costs incurred by us.  These recoveries aggregated $2.4 million in the first nine months of 2008 ($1.5 million, or $.03 per diluted share, net of income taxes) and $3.8 million in the first nine months of 2007 ($2.4 million, or $.05 per diluted share, net of income taxes).

Corporate expenses were lower in the third quarter and first nine months of 2008 as compared to the third quarter and first nine months of 2007 primarily due to lower litigation and related expenses.

Interest income in the first nine months of 2008 includes $4.3 million ($.06 per diluted share) related to interest received related to certain escrow funds.

The Company’s income tax benefit in the third quarter of 2007 includes income of $1.4 million ($.03 per diluted share) due to a reduction in our reserve for uncertain tax positions.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for the Company’s products,
•	The extent of the dependence of the Company’s businesses on certain market sectors,
•	The cyclicality of certain of the Company's businesses,
•	The impact of certain long-term contracts on certain of the Company's businesses,
•	Customer inventory levels,
•	Changes in raw material and other operating costs,
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Customer and competitor strategies,
•	Potential consolidation or solvency of competitors,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	Service industry employment levels,
•	Demand for high performance marine components,
•	The introduction of trade barriers,
•	Fluctuations in currency exchange rates,
•	Operating interruptions,
•	The timing and amount of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	The ability of the Company to maintain sufficient liquidity,
•	The extent to which the Company’s subsidiaries were to become unable to pay dividends to the Company,
•	Uncertainties associated with new product development,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more-likely-than-not recognition criteria,

•	Potential difficulties in integrating completed or future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters,
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008

Net sales	$46.4	$43.9	$135.1	$128.1
Cost of sales	34.4	32.7	99.2	96.5

Gross margin	12.0	11.2	35.9	31.6

Selling, general and administrative expense	6.5	6.3	19.7	19.2
Other operating income (expense):
Insurance recoveries	1.2	.7	3.8	2.4
Facility consolidation expense	(.8)	-	(.8)	-
Goodwill impairment	-	(10.1)	-	(10.1)
Corporate expense and other, net	(6.5)	(3.0)	(20.7)	(13.9)

Loss from operations	(.6)	(7.5)	(1.5)	(9.2)

Equity in earnings (losses) of Kronos Worldwide, Inc.	(29.1)	(1.3)	(24.5)	.7

General corporate items:
Interest and dividends	1.1	.8	3.6	6.9
Interest expense	-	(.6)	(.1)	(1.8)

Loss before income taxes and minority interest	(28.6)	(8.6)	(22.5)	(3.4)

Provision for income taxes (benefit)	(13.4)	(.9)	(13.2)	.2

Minority interest in after-tax earnings (losses)	.8	(1.0)	2.5	(.5)

Net loss	$(16.0)	$(6.7)	$(11.8)	$(3.1)

Net loss per basic and diluted share	$(.33)	$(.14)	$(.24)	$(.06)

Basic and diluted weighted-average shares used in the calculation of net loss per share	48.6	48.6	48.6	48.6

NL INDUSTRIES, INC.
COMPONENTS OF LOSS FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008

CompX – component products	$4.2	$(5.2)	$14.1	$2.2
Insurance recoveries	1.2	.7	3.8	2.4
Corporate expense and other, net	(6.0)	(3.0)	(19.4)	(13.8)

Loss from operations	$(.6)	$(7.5)	$(1.5)	$(9.2)

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months ended September 30, 2008 vs. 2007	Nine months ended September 30, 2008 vs. 2007
Percentage change in sales:
TiO2 product pricing	6%	-%
TiO2 sales volume	(12)%	(3)%
TiO2 product mix	-%	2%
Changes in foreign currency exchange rates	7%	8%

Total	1%	7%